Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of February 24, 2006, between Kaman Corporation, a Connecticut corporation (the “Company”), and Paul R. Kuhn (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of the Company and serves as Chairman of the Board of Directors of the Company;

WHEREAS, the Company has offered to continue employing the Executive on the terms set forth below; and

WHEREAS, the Executive has agreed to continued employment with the Company on the terms as set forth below;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERM. The Executive’s term of employment under this Agreement shall be for a term commencing on February 21, 2006 (the “Effective Date”) and, unless terminated earlier as provided in Section 7 hereof, ending on the second anniversary of the Effective Date (such term of employment is herein referred to as the “Employment Term”).

2. POSITION & DUTIES.

(a) Except as provided in Section 2(b) below, the Executive shall serve as the Company’s President and Chief Executive Officer during the Employment Term. As President and Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as President and Chief Executive Officer.

(b) The Executive shall relinquish his respective titles as President, Chief Executive Officer or both effective as of a date or dates (if applicable) designated by the Board in connection with the appointment of a successor (or successors, if applicable) (the date on which a new President or Chief Executive Officer is appointed being the “Succession Date”). During the period commencing on the Succession Date and ending on the last day of the Employment Term (the “Transition Period”), the Executive shall serve the Company as an executive employee with the title of Chairman, and shall have the title of President or Chief Executive Officer, as applicable, to the extent that such other title is not then given to the individual appointed by the Board as of the Succession Date to succeed the Executive in either of such positions and the Executive shall retain such title until the Board takes action to give such title to the individual appointed on the Succession Date or to any other individual the Board shall determine (it being understood that the subsequent appointment of an individual to serve as President or Chief Executive Officer following the Succession Date shall not constitute "Good Reason" hereunder). The Executive’s duties and responsibilities during the Transition Period shall consist of reasonably assisting the Company and its new President and Chief Executive Officer (the “New CEO”) as directed by the Board and the New CEO in the senior management transition. The Executive’s compensation and benefits during the Transition Period shall be the same as in effect during the Employment Term immediately prior to the Succession Date.

(c) During the Employment Term, the Executive shall use his best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive’s and the Executive’s family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with the Executive’s fiduciary duty to the Company or create any appearance thereof, the Executive shall promptly resign from such other board of directors or advisory board after written notice of the conflict is received from the Board.

(d) The Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from any such corporation may be offset against the amounts due hereunder. In addition, it is agreed that the Company may assign the Executive to one of its subsidiaries for payroll purposes, but such assignment shall not relieve the Company of its obligations hereunder.

3. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) during the Employment Period at an annual rate of $900,000 (subject to possible increase if the Board, in its sole discretion, so determines), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.

4. BONUSES. The Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with his position for the 2006 and 2007 calendar year. The Executive shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined by the Board (or a committee thereof) of at least 80% of Base Salary in accordance with the terms of the Company’s bonus plan as then in effect.

5. EQUITY AWARDS. The Executive shall be eligible to receive additional grants of stock options, stock appreciation rights, restricted stock and other equity awards at the sole discretion of the Board or the Personnel and Compensation Committee (the “Committee”). The Executive shall be subject to, and shall comply with, the stock ownership guidelines of the Company as may be in effect from time to time. If there is a Change in Control (as defined in the Kaman Corporation 2003 Stock Incentive Plan in effect on the date hereof) or the Executive’s employment by the Company is terminated by the Company for Disability (as defined in Section 7(a)) or without Cause (as defined in Section 7(c), or by the Executive for Good Reason (as defined in Section 7(e)), Retirement (as defined in Section 7(g) or due to death, all then outstanding unvested equity awards granted to the Executive, whether under this Agreement or otherwise, shall be fully vested.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, pension, thrift, profit sharing, medical coverage, education, other retirement or welfare benefits and perquisites (as approved by the Committee) that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive’s positions subject to satisfying the applicable eligibility requirements. The Executive agrees and acknowledges that he shall only be entitled to defined pension benefits under the Kaman Corporation Supplemental Employees’ Retirement Plan, as amended by the Sixth Amendment (as so amended, the “SERP”), and the Kaman Corporation Employees’ Pension Plan. No amendment or termination of the SERP subsequent to the date of this Agreement shall adversely affect the Executive’s rights thereunder without his prior written consent.

(b) VACATION. The Executive shall be entitled to up to 4 weeks paid vacation per year. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. Unused vacation at the end of a calendar year shall be forfeited.

(c) AUTOMOBILE. The Company shall continue to provide the Executive with a leased automobile as approved by the Committee.

(d) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder.

(e) CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3 through 6.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive incapacity due to physical or mental illness, the Executive shall have been absent from fully performing his duties with the Company for a period of 6 consecutive months, the Company shall have provided a notice of termination under this Section 7(a), and, within thirty days after such notice being given, the Executive shall not have returned to the fully performing his duties hereunder.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) Executive’s conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that Executive has (A) willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct in the course of his employment materially injurious to the Company, or (C) willfully violated a material requirement of the Company’s code of conduct or his fiduciary duty to the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Company. Notwithstanding the forgoing, Cause shall not include any act or omission of which the Audit Committee of the Board (or the full Board) has had actual knowledge of all material facts related thereto for at least 90 days without asserting that the act or omission constitutes Cause.

(d) WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability. In addition, the termination of the Executive’s employment after the Succession Date with the Board’s consent shall be treated as employment termination without Cause. Notwithstanding anything to the contrary contained in this Agreement, or any other plan of the Company or its affiliates in which the Executive participates or agreement between the Executive and the Company or any of its affiliates, the Executive’s cessation of service as the President and Chief Executive Officer and the appointment the New CEO shall not (i) serve as the basis for a claim of breach or constructive termination without Cause under this Agreement or otherwise, or (ii) be grounds for the Executive to terminate employment for “Good Reason” (as defined under Section 7(e) below).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company, that the Executive intends to terminate the Executive’s employment hereunder for one of the reasons set forth below. “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events:

(1) the Company removing the Executive from the position of Chairman without his prior written consent (other than for Cause) prior to February 21, 2008;

(2) except as contemplated under Section 2(b) (regarding appointment of a successor), the Company removing the Executive from the position of President, Chief Executive Officer or both without his prior written consent (other than for Cause);

(3) a reduction of Base Salary or other compensation to which the Executive is entitled to under any Company plan , policy, program or arrangement (subject to Section 6(e) hereof) or failure to pay compensation or benefits provided or referred to under this Agreement after a reasonable opportunity to cure;

(4) the Executive being required to relocate to a principal place of employment more than 50 miles from the Executive’s principal place of employment with the Company as of the Effective Date;

(5) the assignment of duties to the Executive that are materially inconsistent with the Executive’s position as Chairman, President and Chief Executive Officer prior to the Transition Period;

(6) the assignment of duties to the Executive during the Transition Period that are materially inconsistent with the Executive’s duties as set forth in Section 2(b) above; or

(7) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

Notwithstanding the foregoing, (i) a suspension of the Executive’s title and authority while on administrative leave due to a reasonable belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause for employment termination, shall not be considered “Good Reason”, (ii) an event shall not be considered Good Reason if the Executive fails to deliver notice of termination for Good Reason within 90 days of his actual knowledge of the event, and (iii) changes to compensation and benefit plans not specifically targeted to the Executive shall not be considered Good Reason.

(f) WITHOUT GOOD REASON. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) RETIREMENT. Upon remaining employed with the Company until February 21, 2008 (the “Retirement Date”).

8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. Subject to Section 9, the following amounts and benefits shall be due to the Executive.

(a) DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”). Executive will also be paid a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365). Upon such termination, all stock options, stock appreciation rights and restricted stock awards will fully vest and become non-forfeitable and, to the extent applicable, remain exercisable in accordance with the terms of the applicable Company plans.

(b) DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. Executive’s estate (or beneficiary) will also be paid a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s death occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365). Upon the Executive’s death, all stock options, stock appreciation rights and restricted stock awards will fully vest and become non-forfeitable and, to the extent applicable, remain exercisable in accordance with the terms of the applicable Company plans.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with:

(1) Accrued Amounts;

(2) a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365);

(3) an amount equal to the product of (A) the sum of (i) the then Base Salary and (ii) the most recent annual bonus paid to the Executive (or awarded by the Board or the Committee for the preceding calendar year if not then paid) multiplied by (B) a fraction, the numerator of which is the number of days from Mr. Kuhn’s employment termination date until February 21, 2008, and the denominator of which is 730, payable in a single lump sum commencing on the earliest payroll date that does not result in adverse tax consequences to Executive under Section 409A of the Code;

(4) each long-term performance award shall be deemed fully vested and fully earned and then shall be cancelled in exchange for a cash payment equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period;

(5) title to the Company automobile to the Executive on an “as is” basis, with the automobile’s fair market value being taxable to the Executive;

(6) the Company shall continue to pay all premiums on the $1.2 million life insurance policy issued by Mass Mutual to the Executive for the remainder of his life; and

(7) subject to the Executive’s continued co-payment of premiums, continued participation for 18 months in all medical, dental and vision plans which cover the Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company. In the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Upon such termination, all stock options, stock appreciation rights and restricted stock awards will fully vest and become non-forfeitable.

(e) RETIREMENT. If the Executive terminates employment on his Retirement Date, the Company shall pay to the Executive:

(1) any Accrued Amounts;

(2) a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s retirement occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year (but in no event higher than the target award) by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365);

(3) each long-term performance award shall be deemed fully vested and fully earned and then shall be cancelled in exchange for a cash payment equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period;

(4) the Company shall continue to pay all premiums on the $1.2 million life insurance policy issued by Mass Mutual to the Executive for the remainder of his life;

(5) title to the Company automobile to the Executive on an “as is” basis, with the automobile’s fair market value being taxable to the Executive; and

(6) the Executive shall be considered to have “retired” on his Retirement Date for purposes of any plans, programs, agreements or arrangements with the Company or its affiliates.

9. CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s):

(a) compliance with the provisions of Section 11 hereof;

(b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days of presentation thereof by the Company to the Executive; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid to the Executive within thirty (30) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 409A of the Code). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy. In the event that the Executive dies before all payments pursuant to this Section 9 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.

10. SECTION 4999 EXCISE TAX.

(a) If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then, except as set forth in Section 10(b) below, the Company shall pay to Executive an amount in addition to the Payments (the “Gross-Up Payment”) as calculated below. The Gross Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment tax and Excise Tax on the Gross Up Payment, but before deduction for any federal, state or local income and employment tax on the Payments, the net amount retained by the Executive shall be equal to the Payments.

(b) Notwithstanding anything in this Agreement to the contrary, if the amount of Payments that will be subject to the Excise Tax does not exceed the amount of Payments that Executive could receive without having any Payments become subject to the Excise Tax by at least $100,000, then Executive’s taxable cash-based benefits under this Agreement will first be reduced in the order selected by Executive, and then, if necessary, Executive’s equity-based compensation (based on the value of such equity-based compensation as a “parachute payment” as defined in Treasury Regulations promulgated under Section 280G of the Code and IRS revenue rulings, revenue procedures and other official guidance) shall be reduced in the order selected by Executive, and then any other Payments shall be reduced as reasonably determined by the Company, to the extent necessary to avoid imposition of the Excise Tax. If Executive does not select the amount to be reduced within the time prescribed by the Company, the reductions specified herein shall be made by the Company in its sole discretion from such compensation as it shall determine. Any amount so reduced shall be irrevocably forfeited and Executive shall have no further rights to receive it.

(c) The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 10 are set forth in Appendix B attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Appendix B) may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and Executive.

11. POST-EMPLOYMENT OBLIGATIONS

(a) CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) NON-SOLICITATION. During the Executive’s employment with the Company and for the 2 year period thereafter, whether at the end of the Employment Term or thereafter, the Executive agrees that the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated) or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the non-competition provision set forth in Section 11(c), below).

(c) NON-COMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business (other than respecting a product or service of the Company involving less than one percent (1%) of the Company’s revenues in the prior fiscal year (“De Minimis”)) will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for the 2 year period thereafter, (whether at the end of the Employment Term or thereafter), the Executive shall not, without the Board’s prior written consent, directly or indirectly engage in the development, production, marketing, or sale of products that compete (or, upon commercialization, could compete) with products of the Company or its affiliates being developed, marketed or sold as of the date of such termination (such business or activity, a “Competing Business”) whether such engagement shall be as an officer, director, owner, employee, partner, consultant, advisor or any other capacity. This Section 11(c) shall not prevent the Executive from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.

(d) NON-DISPARAGEMENT. Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(d).

(e) RETURN OF COMPANY PROPERTY AND RECORDS. The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(f) COOPERATION. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

(g) ASSIGNMENT OF INVENTIONS. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of the Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by the Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by the Executive during the Term. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h) EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j) SURVIVAL OF PROVISIONS. The obligations contained in this Section 11 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

12. NO ASSIGNMENT.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT 06002
Attention: Candace A. Clark, Esq.

Facsimile No.: 860 243-7397

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

15. PRIOR AGREEMENTS. This Agreement supersedes and replaces any and all prior employment agreements and change in control agreements (collectively, the “Prior Agreements”) between the Company and the Executive. By signing this Agreement, the Executive acknowledges that the Prior Agreements are terminated and cancelled, and releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(h) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in Hartford, Connecticut administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he/she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

20. PAYMENT OF COMPENSATION. The parties shall revisit this Agreement when the IRS issues final regulations under Section 409A of the Code for the sole purpose of determining whether any amendments are required in order to comply with such regulations. The parties shall promptly agree in good faith on appropriate provisions to avoid any material risk of noncompliance without materially changing the economic value (to the Executive) or the cost (to the Company) of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

21. MITIGATION OF DAMAGES In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

22. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

23. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

24. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent survive termination of Executive’s employment with the Company, including, without limitation, the provisions of Sections 4(a), 5(a), and 8 through 25, inclusive of this Agreement, will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

26. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KAMAN CORPORATION /s/ Brian E. Barents
By:	Brian E. Barents
Its: Chairman, Personnel and Compensation Committee

PAUL R. KUHN
/s/ Paul R. Kuhn

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Paul R. Kuhn (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is ______________. In addition, effective as of DATE, Executive resigns from the Executive’s position as President and Chief Executive Officer of Employer and will not be eligible for any benefits or compensation after ________, other than as specifically provided in Sections 6 and 8 of the Executive Employment Agreement between Employer and Executive dated as of February __, 2006 (the “Employment Agreement”). Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of fifteen (15) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s _______________, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention Candace Clark, and postmarked within fifteen (15) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993;

-	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Benefits (as such term is defined in the Employment Agreement); (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iii) Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Sections 6 and 8 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

By:
Name: Paul R. Kuhn
Title: __________________________________
Date: __________________________________

APPENDIX B

TAX GROSS-UP PAYMENT RULES AND PROCEDURES

1. Subject to Paragraph 3 below, all determinations required to be made under Section 10 of this Agreement, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid on the Executive’s behalf to the applicable taxing authorities within five (5) days of the receipt of the Auditor’s determination. If the Accounting Firm determines that no Excise Tax is payable to the Executive, it shall furnish the Executive with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, increased by all applicable interest and penalties associated with the Underpayment, shall be promptly paid by the Company to or for the benefit of Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2. The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by the Executive. If Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to Executive a public accounting firm to serve as Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and Executive to make such selection. The Company shall pay the Auditor’s fee.

3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which Executive gives such notice to the Company, whichever period is shorter. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax and income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

4. If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).